Exhibit 99.1

Station Casinos Announces Third Quarter 2013 Results

Successfully Opens Graton Resort & Casino

LAS VEGAS--(BUSINESS WIRE)--November 12, 2013--Station Casinos LLC (“Station” or the “Company”) today announced the results of its operations for the third quarter ended September 30, 2013. In addition, the Company announced the successful opening of the Graton Resort & Casino on November 5, 2013.

“Despite the soft revenue environment, Station Casinos reported revenue increases across all major departments and generated double-digit growth in Adjusted EBITDAM. This is our tenth consecutive quarter of gains in Adjusted EBITDAM. Our continued focus on efficiently managing our business has clearly improved our operating results,” said Marc Falcone, Executive Vice President, Chief Financial Officer and Treasurer.

Highlights include:

  Highest third quarter net revenues, Adjusted EBITDAM and Adjusted EBITDAM margins since the third quarter of 2008.
  Continued improvement of balance sheet metrics with net leverage now at 5.9x.
  Graton Resort & Casino opened to enthusiastic crowds on November 5.
  Additional progress on the anticipated launch of full-scale online gaming in New Jersey later this month.

Graton Resort & Casino

After more than a decade of planning, development, and construction, the Graton Resort & Casino officially opened to the public on November 5, 2013. The opening of this $800 million gaming and entertainment facility marks a transformational event for both the Federated Indians of Graton Rancheria and our Company, which manages the property pursuant to a seven year management agreement. The property opened with more than 3,000 slot machines, 144 table games, and 18 poker tables and is the closest full-service casino to the Bay Area. “Station Casinos would like to congratulate the Federated Indians of Graton Rancheria on the successful opening of this world-class facility,” Falcone said. “Although it is very early, the initial performance of the property is exceeding our expectations by all measures,” continued Falcone.

Results of Operations

The Company's net revenues for the third quarter ended September 30, 2013 increased 3.0%, to $304.7 million as compared to last year’s third quarter. Adjusted EBITDAM, excluding Fertitta Interactive, was $80.3 million for the quarter, an increase of 12.0% from the same period of the prior year. Adjusted EBITDAM margin also continued to show strong improvement, increasing 220 basis points to 26.4% from a year ago. Both Adjusted EBITDAM and margin improvement reflect our focus on efficient operations and ongoing cost savings initiatives.

Including the results of Fertitta Interactive, Adjusted EBITDAM for the quarter was $78.6 million, an increase of 11.5% from $70.5 million in the same period of the prior year, while Adjusted EBITDAM margin rose 200 basis points to 25.8%.

Year to date through September 30, 2013, the Company’s net revenues were $933.1, a 0.7% increase compared to the first nine months of 2012. Adjusted EBITDAM, excluding Fertitta Interactive, was $276.2 for the nine months, a $14.4 million or 5.5% increase compared to the prior year and Adjusted EBITDAM margin increased 130 basis points to 29.6% from a year ago.

Adjusted EBITDAM is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. Adjusted EBITDAM is further defined in footnote 1.

Fertitta Interactive

Fertitta Interactive’s subsidiary, Ultimate Gaming, continues to make substantial progress towards its launch of full-scale online gaming in New Jersey. On November 8, 2013, Ultimate Gaming received a transactional waiver from the New Jersey Division of Gaming Enforcement, which will allow Ultimate Gaming and its partner, Trump Taj Mahal Associates LLC, to begin accepting real money online wagers in New Jersey later this month subject to final regulatory approval. “The interactive team has been hard at work developing its platform in New Jersey and we look forward to offering a fun, convenient, and secure online gaming experience to the people of New Jersey,” said Falcone.

Balance Sheet

As of September 30, 2013, the outstanding principal balance of long-term debt was $2.16 billion, excluding a nonrecourse land loan of $110.3 million, and cash and cash equivalents were $123.5 million. Our net debt to Adjusted EBITDAM ratio was 5.9x, excluding the nonrecourse land loan. We have reduced our net leverage ratio by approximately 0.3x since December 31, 2012 and with the opening of the Graton Resort & Casino, the Company’s net leverage ratio is expected to improve throughout 2014.

Conference Call Information

The Company will host a conference call on November 12, 2013 at 1:30 p.m. (PT) to discuss its third quarter 2013 financial results. The conference call will consist of prepared remarks from the Company and will include a question and answer session. Those interested in participating in the call should dial (877) 269-7756 or (201) 689-7817 for international callers, approximately 15 minutes before the call start time. A replay of the call will be available from 5:00 p.m. (PT) on November 12, 2013 through November 19, 2013 at https://www.sclv.com/Investor-Relations.aspx. A live audio webcast of the call will also be available at www.sclv.com.

Company Information and Forward Looking Statements

Station Casinos LLC is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Casino Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View and Wildfire Anthem. Station also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Lanes and Casino and The Greens. In addition, Station is the manager of Graton Resort & Casino in northern California and owns a 50% interest in MPM Enterprises, LLC, which is the manager of the Gun Lake Casino in southwestern Michigan. Station also owns a 57.3% interest in Fertitta Interactive.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the economic downturn, and in particular the economic downturn in Nevada, and its effect on consumer spending and our business; the effects of intense competition that exists in the gaming industry; the risk that new gaming licenses or gaming activities, such as expansion of internet gaming, are approved and result in additional competition; risks related to the operations of the newly opened Graton Resort & Casino and our ability to repay debt from management fees and other amounts payable to us from the Graton Resort & Casino; our substantial outstanding indebtedness and the effect of our significant debt service requirements on our operations and ability to compete; risks relating to our investment in Fertitta Interactive; the risk that we will not be able to finance our development and investment projects or refinance our outstanding indebtedness; the impact of extensive regulation from gaming and other government authorities on our ability to operate our business and the risk that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines or take other actions that adversely affect us; risks associated with changes to applicable gaming and tax laws that could have a material adverse effect on our financial condition; general business conditions including competitive practices, changes in customer demand and the cyclical nature of the gaming and hospitality business in general, and general economic conditions, including interest rates, on our business and results of operations; adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves; risks, such as cost overruns and construction delays, associated with development, construction and management of new projects or the expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission.

(1) Adjusted EBITDAM consists of net income plus interest expense, net, depreciation and amortization, management fee expenses, development and preopening expenses, preopening expense of joint ventures, charges relating to share-based compensation, impairment of goodwill, impairment of other assets, write-downs and other charges, net, write downs and other charges at joint ventures, loss on extinguishment of debt, gain on Native American development, changes in fair value of derivative instruments, adjusted EBITDAM attributable to MPM non-controlling interests, and adjusted EBITDAM of Fertitta Interactive. Adjusted EBITDAM is presented solely as supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies. The Company believes that in addition to net income, Adjusted EBITDAM is a useful financial performance measurement for assessing the operating performance of the Company. To evaluate Adjusted EBITDAM and the trends it depicts, the components should be considered. The impact of interest expense, net, depreciation and amortization, management fee expenses, development and preopening expenses, preopening expense of joint ventures, charges relating to share-based compensation, impairment of goodwill, impairment of other assets, write-downs and other charges, net, write downs and other charges at joint ventures, loss on extinguishment of debt, gain on Native American development, changes in fair value of derivative instruments, adjusted EBITDAM attributable to MPM non-controlling interests, and adjusted EBITDAM of Fertitta Interactive, each of which can significantly affect the Company’s results of operations and should be considered in evaluating the Company’s operating performance, cannot be determined from Adjusted EBITDAM. Further, Adjusted EBITDAM does not represent net income from operating, financing and investing activities as defined by generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income as an indicator of the Company’s operating performance. Additionally, Adjusted EBITDAM does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. In addition, it should be noted that not all gaming companies that report EBITDAM or adjustments to this measure may calculate EBITDAM or such adjustments in the same manner as the Company, and therefore, the Company’s measure of Adjusted EBITDAM may not be comparable to a similarly titled measure used by other gaming companies. A reconciliation of Adjusted EBITDAM to net income is included in the financial schedules accompanying this release.

Station Casinos LLC
Condensed Consolidated Statements of Operations
(amounts in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013 (a)	2012 (a)	2013 (a)	2012 (b)
Operating revenues:
Casino	$216,055	$212,406	$661,874	$664,856
Food and beverage	56,701	56,603	176,966	180,063
Room	26,575	25,829	80,704	81,897
Other	17,963	18,190	51,859	53,376
Management fees	11,422	6,829	32,282	22,007
Gross revenues	328,716	319,857	1,003,685	1,002,199
Promotional allowances	(24,020)	(24,069)	(70,619)	(75,873)
Net revenues	304,696	295,788	933,066	926,326

Operating costs and expenses:
Casino	84,845	87,243	255,291	265,054
Food and beverage	40,261	39,911	122,294	120,649
Room	10,782	10,874	32,397	32,592
Other	7,186	8,151	20,555	21,156
Selling, general and administrative	81,386	78,908	227,192	221,079
Development and preopening	36	41	222	171
Depreciation and amortization	30,718	33,353	101,466	96,307
Management fee expense	10,660	10,313	34,196	33,680
Impairment of goodwill	1,183	-	1,183	-
Impairment of other assets	258	12,973	258	12,973
Write-downs and other charges, net	1,815	6,626	7,365	7,825
	269,130	288,393	802,419	811,486

Operating income	35,566	7,395	130,647	114,840
Earnings from joint ventures	159	352	1,152	1,302
Operating income and earnings from joint ventures	35,725	7,747	131,799	116,142

Other expense:
Interest expense, net	(40,650)	(52,457)	(124,479)	(144,793)
Loss on debt extinguishment	-	(51,794)	(146,787)	(51,794)
Gain on Native American development	-	102,816	-	102,816
Change in fair value of derivative instruments	(43)	(800)	(281)	(800)
	(40,693)	(2,235)	(271,547)	(94,571)
Net (loss) income	(4,968)	5,512	(139,748)	21,571
Less: Net (loss) income attributable to noncontrolling interests	(272)	(2,287)	(1,556)	391
Net (loss) income attributable to Station Casinos LLC members	$(4,696)	$7,799	$(138,192)	$21,180

(a) Includes results of Fertitta Interactive
(b) Includes results of Fertitta Interactive for the period April 30 through September 30, 2012

Station Casinos LLC
Summary Information and
Reconciliation of Net Income (Loss) to Adjusted EBITDAM
(amounts in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net (loss) income	$(4,968)	$5,512	$(139,748)	$21,571
Interest expense, net	40,650	52,457	124,479	144,793
Depreciation and amortization	30,718	33,353	101,466	96,307
Management fee expense	10,660	10,313	34,196	33,680
Development and preopening	36	41	222	171
Preopening expense of joint ventures (50%)	190	-	190	-
Share-based compensation	757	1,380	2,665	1,380
Impairment of goodwill	1,183	-	1,183	-
Impairment of other assets	258	12,973	258	12,973
Write-downs and other charges, net	1,815	6,626	7,365	7,825
Write-downs and other charges at joint ventures (50%)	2	16	4	45
Loss on debt extinguishment	-	51,794	146,787	51,794
Gain on Native American development	-	(102,816)	-	(102,816)
Change in fair value of derivative instruments	43	800	281	800
Adjusted EBITDAM attributable to MPM noncontrolling interests	(4,003)	(3,283)	(11,473)	(10,439)
Adjusted EBITDAM attributable to Fertitta Interactive noncontrolling interests	1,300	1,310	3,809	1,965
Adjusted EBITDAM attributable to Station Casinos LLC members	78,641	70,476	271,684	260,049
Adjusted EBITDAM of Fertitta Interactive attributable to Station Casinos LLC members	1,648	1,207	4,542	1,811
Adjusted EBITDAM excluding Fertitta Interactive	$80,289	$71,683	$276,226	$261,860

Principal amount of long-term debt at September 30, 2013:
Credit agreement	$1,616,875
Senior notes	500,000
Land loan	110,308
Other	43,627
Total	$2,270,810

CONTACT:
Station Casinos LLC
Marc Falcone, 702-495-3600
Executive Vice President, Chief Financial Officer and Treasurer
or
Lori Nelson, 702-495-4248
Vice President of Corporate Communications